Exhibit 10.13

EXECUTION VERSION

EPT 16 LLC

$25,000,000 7.25% Series A Senior Notes due August 1, 2028

Note Purchase Agreement

Dated August 1, 2025

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Schedule A	—	Defined Terms

Schedule 1	—	Form of 7.25% Series A Senior Notes due August 1, 2028

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Schedule 10.2	—	Excluded Assets

Purchaser Schedule	—	Information Relating to Purchasers

Exhibit S	—	Form of Supplement to Note Purchase Agreement

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EPT 16 LLC

600 Steamboat Road, Suite 202

Greenwich, Connecticut 06830

7.25% Series A Senior Notes due August 1, 2028

August 1, 2025

To Each of the Purchasers Listed in

the Purchaser Schedule Hereto:

Ladies and Gentlemen:

EPT 16 LLC, a Delaware limited liability company (the “Company”), agrees with each of the Purchasers as follows:

Section 1.     Authorization of Notes.

Section 1.1.          Authorization of Notes. The Company will authorize the issue and sale of $25,000,000 aggregate principal amount of its 7.25% Series A Senior Notes, due August 1, 2028 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Series A Notes”). The Series A Notes shall be substantially in the form set out in Schedule 1 hereto. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

The Series A Notes, together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 2.2, are collectively referred to as the “Notes” (such term shall also include any such notes as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13).

Section 1.2.          Changes in Interest Rate. Following the occurrence and during the continuance of an Event of Default, the Notes shall bear interest at the Default Rate.

Section 2.     Sale and Purchase of Notes.

Section 2.1.          Sale and Purchase of Series A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each applicable Purchaser and each applicable Purchaser will purchase from the Company, at the Series A Closing provided for in Section 3.1, Series A Notes in the principal amount and tranche specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 99.669% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

EPT 16 LLC	Note Purchase Agreement

Section 2.2.          Additional Series of Notes. The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S. Any additional notes (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution thereof pursuant to Section 13, “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i)            if such Additional Notes will constitute a new Series, each such Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential designation inscribed thereon;

(ii)           Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;

(iii)          each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding and, provided further, for the avoidance of doubt, no covenant, definition or default expressly set forth in this Agreement as of the date of this Agreement shall be deemed to be amended or deleted in any respect to be less favorable to the holders of the Notes by virtue of the provisions of this clause (iii), and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

(iv)          any Additional Notes may be issued with a premium or discount as necessary in order to make such Additional Notes fungible for federal income tax and securities law purposes with any existing Series or tranche of Notes issued hereunder;

(v)           each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

EPT 16 LLC	Note Purchase Agreement

(vi)          the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

(vii)         all Additional Notes shall rank pari passu with all other outstanding Notes; and

(viii)        no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

Section 3.     Closing.

Section 3.1.          Closing. The sale and purchase of the Series A Notes to be purchased by each applicable Purchaser shall occur at the offices of Dechert LLP, New York, N.Y., at 9:00 a.m. New York, N.Y. time. The Series A Closing shall be held on August 1, 2025 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers of the Series A Notes (the “Series A Closing”). The Series A Notes shall initially be issued as Global Notes that are settled through the book-entry system of the Depository Trust Company (“DTC”) and the certificates for the Series A Notes shall be registered in the name of Cede & Co., as nominee for DTC, and shall be made available for inspection on the Business Day preceding the date of the Series A Closing. Upon receipt of the purchase price from the Purchasers, Equiniti Trust Company LLC, as closing agent, will cause the delivery of such funds to the Company, pursuant to written instructions from the Company. Immediately following the Company’s receipt of all such funds, the Series A Notes purchased by each Purchaser (as specified on the signature page hereof) will be issued by the Company and delivered by electronic book-entry through the facilities of DTC to the DTC Participant and to the account number at such DTC Participant specified by such Purchaser on the Purchaser Schedule purchaser questionnaire and will be released at the Series A Closing. If at the Series A Closing the Company shall fail to tender the Series A Notes to any Purchaser as provided above in this Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Series A Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 3.2.          Additional Note Closings. The sale and purchase of any Additional Notes shall occur at the times, in the manners and at the places specified in the Supplement with respect to such Series of Additional Notes (each an “Additional Note Closing”). At any such Additional Note Closing, the Company will deliver to each Purchaser listed in the Supplement relating thereto the Additional Notes to be purchased by such Purchaser as set forth in the Supplement with respect to such Additional Notes, in the form of one or more Notes in authorized denominations as such Purchaser may request for each such Series of Additional Notes to be purchased on the day of any such Additional Note Closing, dated as of the date of any such Additional Note Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the account of the Company specified in the Supplement for such Additional Notes and the applicable funding instructions delivered pursuant to such Supplement in connection with the applicable Additional Note Closing.

EPT 16 LLC	Note Purchase Agreement

Section 4.     Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at a Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing (except as otherwise specified below), of the following conditions:

Section 4.1.          Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at such Closing.

Section 4.2.          Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) at such Closing, no Change in Control, and no Default or Event of Default shall have occurred and be continuing.

Section 4.3.          [Reserved].

Section 4.4.          Opinion of Counsel. Such Purchaser shall have received customary opinion in form and substance reasonably satisfactory to such Purchaser, dated the date of such Closing from Dechert LLP, counsel for the Company, covering matters with respect to the Company incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers).

Section 4.5.          Purchase Permitted By Applicable Law, Etc. On the date of the applicable Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.          Sale of Other Notes. Contemporaneously with the applicable Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the Purchaser Schedule.

EPT 16 LLC	Note Purchase Agreement

Section 4.7.          Reserved.

Section 4.8.          CUSIP Number. A Rule 144A CUSIP number shall have been obtained for any Global Notes.

Section 4.9.          Changes in Legal Structure. The Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation (in each case, other than as permitted under Section 10.2) or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.        [Reserved].

Section 4.11.        [Reserved].

Section 4.12.        [Reserved].

Section 4.13.        [Reserved].

Section 4.14.        Conditions to Issuance of Additional Notes. The obligations of the Additional Purchasers to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a)            Compliance Certificate. A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser an Officer’s Certificate dated the date of issue of such Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether the Company is in compliance with the requirements of Section 10.7 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate but after giving effect to the issuance of such Additional Notes and the application of the proceeds thereof).

(b)            Execution and Delivery of Supplement. The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c)            Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

EPT 16 LLC	Note Purchase Agreement

Section 5.     Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser as of the date of the applicable Closing (or, if any such representations and warranties expressly relate to an earlier date (other than the date of an earlier Closing), then as of such earlier date) that:

Section 5.1.          Organization; Power and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact (except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.          Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary limited liability company, corporate, or trust action on the part of the Company, and this Agreement constitutes, and upon due execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.          Disclosure. (a)  The Company has delivered to each Purchaser certain disclosure documents relating to the Company in connection with the Series A Notes transaction. This Agreement, the aforementioned disclosure documents, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company (other than financial projections, pro forma financial information and other forward-looking information referenced in Section 5.3(b), information relating to third parties and information of a general economic or industry specific nature) prior to August 1, 2025 in connection with the transactions contemplated hereby (this Agreement, the aforementioned disclosure documents, and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, did not as of August 1, 2025, and, after taking into account all updates thereto and the same having been delivered to the Purchasers, do not as of the Effective Date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2024, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

EPT 16 LLC	Note Purchase Agreement

(b)            All financial projections, pro forma financial information and other forward-looking information which has been delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information of the Company, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant and inherent uncertainty and contingencies (many of which are beyond the control of the Company) and that no assurance can be given that such financial information will be realized, and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

Section 5.4.          Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 (as may be updated by the Company for each Closing pursuant to any supplement (including, if applicable, any Supplement) executed and delivered in connection with such Closing) contains (except as noted therein) complete and correct lists as of the date of the applicable Closing of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, and (ii) the Company’s board of trustees and senior officers.

(b)            All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 (as may be updated by the Company for each Closing pursuant to any supplement (including, if applicable, any Supplement) executed and delivered in connection with such Closing) as being owned by the Company and its Subsidiaries have been validly issued, and, to the extent applicable, are fully paid and non-assessable.

Section 5.5.          Financial Statements; Material Liabilities. The Company has delivered to each Purchaser, either directly or via a placement agent engaged in connection with the Series A Notes transaction, copies of the financial statements of the Company and its consolidated subsidiaries. All of such financial statements (including in each case the related schedules and notes, but excluding all financial projections, pro forma financial information and other forward-looking information) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates specified therein and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to year-end adjustments and lack of footnotes).

Section 5.6.          Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any (A) indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or (B) the certificate of formation or limited liability company agreement of the Company (as amended and/or restated from time to time), (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, in each case, except where any of the foregoing (other than clause (i)(B) above), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

EPT 16 LLC	Note Purchase Agreement

Section 5.7.          Governmental Authorizations, Etc. Assuming the accuracy of the representations and warranties of each Purchaser of the Notes, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than any filing required under the Exchange Act or the rules or regulations promulgated thereunder on Form 8-K, Form 10-Q or Form 10-K.

Section 5.8.          Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.          Taxes. The Company and its Subsidiaries (other than Immaterial Subsidiaries) have filed all federal and state income and other material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the nonpayment of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or  , (ii) the amount, applicability or validity of which is contested in good faith by appropriate proceedings on a timely basis with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary.

Section 5.10.        Title to Property. The Company and its Subsidiaries (other than Immaterial Subsidiaries) have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business or otherwise as permitted by this Agreement), except where failure to have title would not reasonably be expected to have a Material Adverse Effect.

EPT 16 LLC	Note Purchase Agreement

Section 5.11.        Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for any such conflicts that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)            To the knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)            To the knowledge of the Company, there is no Material violation by any Person of any right of the Company with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company.

Section 5.12.        Compliance with Employee Benefit Plans. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3(3) of ERISA), and (ii) no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Pension Plan under section 412 of the Code. The assets of the Company are not “plan assets” within the meaning of Section 3(42) of ERISA.

(b)            The present value of the aggregate benefit liabilities under each of the Pension Plans, determined as of the end of such Pension Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Pension Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Pension Plan allocable to such benefit liabilities by an amount that has resulted in or could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001(a)(16) of ERISA and the terms “current value” and “present value” have the meaning specified in section 3(26) and section 3(27), respectively, of ERISA.

EPT 16 LLC	Note Purchase Agreement

(c)            The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

(d)            The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not reasonably likely to result in a Material Adverse Effect.

(e)            The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder do not involve any transaction that is subject to the prohibitions of section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2.

(f)            The Company and its Subsidiaries do not have any Non-U.S. Plans the acts or omissions of or facts related to which have resulted or could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.13.        Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series A Notes or any substantially similar debt Securities for sale to, or solicited any offer to buy the Series A Notes or any substantially similar debt Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than one hundred (100) Institutional Investors (including the Purchasers), each of which has been offered the Series A Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series A Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.        Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series A Notes hereunder for the general corporate purposes of the Company and its Subsidiaries, including to make investments, repay existing debt and make distributions permitted by this Agreement. No part of the proceeds from the sale of the Series A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

EPT 16 LLC	Note Purchase Agreement

Section 5.15.        Existing Indebtedness; Future Liens. (a) Schedule 5.15 (as may be updated by the Company for each Closing pursuant to any supplement (including, if applicable, any Supplement) executed and delivered in connection with such Closing) sets forth a complete and correct list as of August 1, 2025 of all outstanding Material Indebtedness for borrowed money of the Company and its Subsidiaries. As of August 1, 2025, neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Material Indebtedness of the Company or such Subsidiary and, to the knowledge of the Company, no event or condition exists with respect to any Material Indebtedness of the Company or such Subsidiary that have caused one or more Persons to cause such Material Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)            Except as disclosed in Schedule 5.15 (as may be updated by the Company for each Closing pursuant to any supplement (including, if applicable, any Supplement) executed and delivered in connection with such Closing), neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c)            Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Material Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Material Indebtedness of the Company, except as disclosed in Schedule 5.15 (as may be updated by the Company for each Closing pursuant to any supplement (including, if applicable, any Supplement) executed and delivered in connection with such Closing).

Section 5.16.        Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United States, the United Nations or the European Union.

(b)            Neither the Company nor any Controlled Entity (i) has, during the past five (5) years, violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

EPT 16 LLC	Note Purchase Agreement

(c)            No part of the proceeds from the sale of the Notes hereunder:

(i)            constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)           will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)          will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)            The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.        Environmental Matters. (a) Neither the Company nor any Subsidiary has received any written claim and, to the knowledge of the Company, no proceeding has been instituted asserting any claim against the Company or any Subsidiary or with respect to any real property now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)            Neither the Company nor any Subsidiary has knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, of violation of Environmental Laws by the Company or any Subsidiary, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)            Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which has violated any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)            Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which would reasonably be expected to give rise to liability under any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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Section 5.18.        [Reserved].

Section 5.19.        Priority of Obligations. The payment obligations of the Company under this Agreement and the Notes rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company.

Section 6.     Representations of the Purchasers.

Section 6.1.          Purchase for Investment.          (a)          Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

(b)            Without limiting the foregoing, each Purchaser and each subsequent holder of any Note severally agrees that, in the event the Notes or any part or portion thereof are held by a Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with the Company or (ii) whose investments or investment related decisions are primarily managed by the Company or any of its Controlled or Controlling Affiliates, such Person shall have no rights whatsoever to exercise any voting rights in respect of any such Note or Notes so acquired, nor have any rights to participate, directly or indirectly, in any meetings or other written, telegraphic, telecommunication, internet or other communications between and among holders of the Notes regarding enforcement or other rights of such holders, except with relation to any amendment, waiver or consent pursuant to Section 17.1(a)(1), (2) or (3), and, solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes of any tranche then outstanding, such Note or Notes so acquired shall be deemed not to be outstanding except with respect to any amendment, waiver or consent pursuant to Section 17.1(a)(1), (2) or (3).

Section 6.2.          Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)            the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

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(b)            the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account;

(c)            the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund;

(d)            the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);

(e)            the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e);

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(f)            the Source is a governmental plan;

(g)            the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been heretofore identified to the Company in writing pursuant to this clause (g); or

(h)            the Source does not include assets of any employee benefit plan, other than a plan that is not subject to ERISA or section 4975 of the Code.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3.          Investment Experience; Access to Information. Each Purchaser severally represents that it (a) is an institutional “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, an “Institutional Account” as defined in FINRA Rule 4512(c) and a Qualified Institutional Buyer, (b) either alone or together with its representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest, and has so evaluated the risks and merits of such investment, (c) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment, (d) understands the terms of and risks associated with the purchase of the Notes, including, without limitation, a lack of liquidity, pricing availability and risks associated with the industry in which the Company operates, (e) has had the opportunity to review (i) the Disclosure Documents and (ii) such other disclosure regarding the Company, its business and its financial condition as such Purchaser has determined to be necessary in connection with the purchase of the Notes, and (f) has had an opportunity to ask such questions and make such inquiries concerning the Company, its business, its management and its financial affairs and condition, in each case, as such Purchaser has deemed appropriate in connection with such purchase and to receive satisfactory answers to such questions and inquiries.

Section 6.4.          Authorization. Each Purchaser, or Assignee following an assignment in accordance with Section 13.3, as applicable, severally represents that (a) it has full power and authority to enter into this Agreement and (b) this Agreement, when executed and delivered by such Purchaser or assigned to an Assignee in accordance with Section 13.3, will constitute valid and legally binding obligations of such Purchaser or Assignee, as applicable, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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Section 6.5.          Restricted Securities. Each Purchaser understands that the Notes have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Purchaser’s representations as expressed herein. Each Purchaser understands that the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, each Purchaser must hold the Notes indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Purchaser acknowledges that the Company has no obligation to register or qualify the Notes for resale. Each Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Notes, and on requirements relating to the Company which are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

Section 6.6.          No Public Market. Each Purchaser understands that no public market now exists for the Notes, and that the Company has made no assurances that a public market will ever exist for the Notes.

Section 6.7.          Legends. Each Purchaser understands that the Notes may be notated with one or both of the following legends:

(a)            “THE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 IS AVAILABLE.”

(b)            Any legend required by the securities laws of any state to the extent such laws are applicable to the Notes represented by the certificate, instrument or book entry so legended.

Section 6.8.          Acknowledgment. Each Purchaser acknowledges (for itself and for each account for which such purchaser is acquiring Notes hereunder) that such Purchaser has carefully reviewed the Disclosure Documents and has been furnished with all other materials that it considers relevant to an investment in the Notes, has had a full opportunity to ask questions of and receive answers from the Company or any person or persons acting on behalf of the Company concerning the terms and conditions of an investment in the Notes and has independently made its own analysis and decision to invest in the Notes, and no statement or printed material which is contrary to the Disclosure Documents has been made or given to such Purchaser by or on behalf of the Company.

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Section 7.     Information as to Company.

Section 7.1.          Financial and Business Information. The Company shall deliver to each Purchaser and each holder of a Note that, in each case, is an Institutional Investor:

(a)            Quarterly Statements — beginning with the Company’s fiscal quarter ended September 30, 2025,within sixty (60) days, copies of:

(i)            a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such quarter, and

(ii)           consolidated statements of operations, changes in net assets and cash flows of the Company and its consolidated subsidiaries, for such quarter and (in the case of the consolidated statements of operations for the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year (to the extent applicable), all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally (other than absence of footnotes and year-end adjustments), and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and its consolidated subsidiaries being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)            Annual Statements — within one hundred twenty (120) days after the end of each fiscal year of the Company, copies of:

(i)            a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such year, and

(ii)           consolidated statements of operations, changes in net assets and cash flows of the Company and its consolidated subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year (to the extent applicable), all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” qualification or exception as to the Company (other than as a result of the impending maturity or any prospective default under any credit document of the Company, including this Agreement and the Notes) and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

EPT 16 LLC	Note Purchase Agreement

(c)            SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company with the SEC and of all press releases and other statements made available generally by the Company to the public concerning developments that are Material;

(d)            Notice of Event of Default — promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of the existence of any Event of Default or that any Person (other than a Purchaser or a holder of a Note (except with respect to any claimed default of the type referred to in Section 11(a) or 11(b) provided by any single holder of a Note)) has given any notice or taken any action with respect to a claimed default hereunder or that any Person (other than a Purchaser or a holder of a Note) has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)            Employee Benefits Matters — promptly, and in any event within five (5) days, after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)            with respect to any Pension Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof, which in the case of any Pension Plan sponsored or maintained by an ERISA Affiliate would reasonably be expected to have a Material Adverse Effect;

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan which in the case of any Pension Plan sponsored or maintained by an ERISA Affiliate would reasonably be expected to have a Material Adverse Effect, or the receipt by the Company or any ERISA Affiliate (to the extent would reasonably be expected to result in a Material Adverse Effect) of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)          any event, transaction or condition that would reasonably be expected to result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3(3) of ERISA), or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

EPT 16 LLC	Note Purchase Agreement

(iv)          receipt of notice of the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans that would reasonably be expected to have a Material Adverse Effect.

(f)            Notices from Governmental Authority — promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to the Company from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect and to the extent such notice is required to be disclosed in connection with any regulation or disclosure obligations under the Securities Act;

(g)            Resignation or Replacement of Auditors — within ten (10) days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;

(h)            [Reserved]; and

(i)            Supplements — promptly, and in any event within ten (10) Business Days after the execution and delivery of any Supplement, a copy thereof.

Section 7.2.          [Reserved].

Section 7.3.          [Reserved].

Section 7.4.          Electronic Delivery. Financial statements, opinions of independent certified public accountants and other information that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a)            such financial statements satisfying the requirements of Section 7.1(a) or (b) and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company, or are posted on Intralinks or any other similar website to which each holder of Notes has free access;

(b)            the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a), Section 7.1(b) or Section 7.1(i), as the case may be, with the SEC on EDGAR;

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(c)            such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and any other information required under Section 7.1(c), or any Supplement referred to in Section 7.1(i), as applicable, is/are timely posted by or on behalf of the Company on Intralinks or on any other similar website to which each holder of Notes has free access; or

(d)            the Company shall have timely filed any of the items referred to in Section 7.1(c) or Section 7.1(i) with the SEC on EDGAR.

Section 8.     Payment and Prepayment of the Notes.

Section 8.1.          Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.          Optional Prepayments with Prepayment Settlement Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time, to the extent permitted by the last sentence of this Section 8.2, any part of, any Series or tranche of the Notes, in an amount not less than 10% of the aggregate principal amount of such Series or tranche of Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Prepayment Settlement Amount applicable to such Series or tranche of Notes determined for the prepayment date with respect to such principal amount. The Company will give each holder of such Series or tranche of Notes written notice of each optional prepayment under this Section 8.2 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of such Series or tranche of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest in such Series or tranche to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Prepayment Settlement Amount applicable to such Series or tranche of Notes due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes in such Series or tranche a certificate of a Senior Financial Officer specifying the calculation of such Prepayment Settlement Amount applicable to such Series or tranche of Notes as of the specified prepayment date. Notwithstanding the foregoing and anything contained in this Section to the contrary, if and so long as any Default or Event of Default shall have occurred and be continuing, or if such partial prepayment is with respect to a Series or tranche of Notes for which the Prepayment Settlement Amount is greater than zero, any partial prepayment of the Notes pursuant to the provisions of this Section 8.2 shall be allocated among all of the Notes of all Series and tranches at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

Section 8.3.          Allocation of Partial Prepayments. In the case of each partial prepayment of any Series or tranche of Notes pursuant to Section 8.2, the principal amount of such Series or tranche of Notes to be prepaid shall be allocated among all of the Notes in such Series or tranche at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. For the avoidance of doubt, so long as no Event of Default then exists, the Company may optionally prepay any Series or tranche of Notes without the allocation of such prepayment among all of the Notes at the time outstanding, if such Series or tranche, as applicable, is paid in full when the Prepayment Settlement Amount for such Series or tranche, as applicable, is zero.

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Section 8.4.          Maturity; Surrender, Etc. In the case of each prepayment of any Series or tranche of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Prepayment Settlement Amount, if any, or Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Prepayment Settlement Amount, if any, or Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.          Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire after the date of the first Closing hereunder, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of such Notes in accordance with this Agreement and such Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes in any Series or tranche at the time outstanding upon the same terms and conditions. Any such offer shall provide each applicable holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten (10) Business Days. If the holders of more than 25% of the principal amount of the Notes in such Series or tranche then outstanding accept such offer, the Company shall promptly notify the remaining holders of Notes in such Series or tranche of such fact and the expiration date for the acceptance by holders of Notes in such Series or tranche of such offer shall be extended by the number of days necessary to give each such remaining holder at least five (5) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel such Notes acquired by it or any Affiliate after the date of the first Closing hereunder pursuant to any payment, prepayment or purchase of such Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes. For the avoidance of doubt, no Prepayment Settlement Amount shall be owed in connection with any prepayment made pursuant to this Section 8.5(b) unless offered by the Company.

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Section 8.6.          Make-Whole Amount; Prepayment Settlement Amount.

“Prepayment Settlement Amount” means an amount equal to the “Prepayment Settlement Amount”, as follows:

Prepaid during the period	Prepayment Settlement Amount

On or before August 1, 2027	Make-Whole Amount

After August 1, 2027	Zero

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York, N.Y. time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

EPT 16 LLC	Note Purchase Agreement

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal of any Note, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a three hundred sixty (360)-day year comprised of twelve (12) thirty (30)-day months and calculated to two (2) decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.          Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on, or the Prepayment Settlement Amount on, any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

EPT 16 LLC	Note Purchase Agreement

Section 8.8.          Change in Control.

(a)            Notice of Change in Control. The Company will, within fifteen (15) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.8.

(b)            Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.8 Proposed Prepayment Date”). Such date shall be not less than thirty (30) days and not more than sixty (60) days after the date of such offer (if the Section 8.8 Proposed Prepayment Date shall not be specified in such offer, the Section 8.8 Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c)            Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not later than fifteen (15) Business Days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.

(d)            Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Make-Whole Amount, Prepayment Settlement Amount or other premium.

(e)            Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Section 8.8 Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.8 Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

(f)            Definitions.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act as in effect on the date hereof) (other than an Affiliate of the Company) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company; for the avoidance of doubt, neither the conversion of the Company from a Delaware limited liability company to a Delaware statutory trust nor the election of the Company to be regulated as a “business development company” within the meaning of the Investment Company Act shall, in either case, be considered a Change in Control.

EPT 16 LLC	Note Purchase Agreement

Section 9.     Affirmative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.          Compliance with Laws. Without limiting Section 10.4, the Company will comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.          Insurance. The Company will maintain insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of similarly situated entities engaged in the same or a similar business.

Section 9.3.          Maintenance of Properties. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary (other than Immaterial Subsidiaries) from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 9.4.          Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, file all federal and state income and other material tax returns required to be filed in any jurisdiction and to pay all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent, except taxes and assessments (i) the amount, applicability or validity of which is contested in good faith by appropriate proceedings on a timely basis, (ii) the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (iii) the nonpayment of all such taxes and assessments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

EPT 16 LLC	Note Purchase Agreement

Section 9.5.          Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (other than Immaterial Subsidiaries) (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries (other than Immaterial Subsidiaries) unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.          Books and Records. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, maintain proper books of record and account in conformity with GAAP and in all material respects with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries (other than Immaterial Subsidiaries) have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each such Subsidiary to, continue to maintain such system.

Section 9.7.          [Reserved].

Section 9.8.          Status of BDC and RIC. The Company intends to elect to be regulated as a “business development company” within the meaning of the Investment Company Act and shall at all times thereafter maintain its status as a “business development company” under the Investment Company Act. The Company intends to elect RIC treatment and shall at all times thereafter maintain its status as a RIC under the Code.

Section 9.9.          Investment Policies. The Company shall at all times be in compliance with its Investment Policies, except to the extent that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

Section 9.10.        [Reserved].

Section 9.11.        [Reserved].

Section 9.12.        DTC. In advance of any Closing with respect to a Global Note, the Company shall have cleared the eligibility of such Global Note for settlement through the facilities of DTC prior to such Closing, including, as required, by preparing, executing and delivering to DTC a Blanket Letter of Representations in the form provided by DTC.

EPT 16 LLC	Note Purchase Agreement

Section 10.   Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.        Transactions with Affiliates. The Company will not enter into any transactions with any of its Affiliates, to the extent that such transaction would violate the Investment Company Act.

Section 10.2.        Merger, Consolidation, Fundamental Changes, Etc. The Company will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not reorganize under the laws of a jurisdiction other than any jurisdiction in the United States. The Company will not convey, sell, lease, transfer or otherwise dispose of, in one (1) transaction or a series of transactions, substantially all its assets, whether now owned or hereafter acquired, but excluding (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Company and its subsidiaries and the use of Cash and Cash Equivalents in the ordinary course of business) (other than the transfer of Portfolio Investments and other assets to Subsidiaries), and (y) the transfer or sale of Portfolio Investments to Excluded Assets or Subsidiaries.

Notwithstanding the foregoing provisions of this Section 10.2, the Company may merge or consolidate with, or acquire all or substantially all of the assets of, any other Person so long as (i) if the Company is the continuing or surviving entity in such transaction, at the time thereof and after giving effect thereto, no Default shall have occurred and be continuing and (ii) if the Company is not the continuing or surviving entity in such transaction, the continuing or surviving entity shall (x) be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), (y) have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (z) have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms.

Section 10.3.        Line of Business. The Company will not and will not permit any of its Subsidiaries to engage in any business in a manner that would violate the Company’s Investment Policies in any material respect.

Section 10.4.        Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any Affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

EPT 16 LLC	Note Purchase Agreement

Section 10.5.        [Reserved].

Section 10.6.        Restricted Payments. The Company shall not declare any dividend or distribution or repurchase shares of its common equity to the extent such declaration or repurchase violates the provisions of the Investment Company Act applicable to it.

Section 10.7.        Certain Financial Covenants.

(a)            Asset Coverage Ratio. The Company will not permit the Asset Coverage Ratio as of the last Business Day of any fiscal quarter of the Company to be less than 1.50:1.00.

(b)            Cure Right. If, within thirty (30) calendar days after the Company determines the existence of (i) a Financial Covenant Default and (ii) an Asset Coverage Ratio not less than 1.35:1.00, the Company may present the holders of the Notes with a reasonably feasible plan for the Company to offer or sell Equity Interests or raise Indebtedness of the Company or any of its subsidiaries (the “Cure Right”), the proceeds of which shall be deemed received immediately prior to such default and used immediately prior to such default as specified in such plan to enable such Financial Covenant Default to be cured within one hundred twenty (120) calendar days after the end of the applicable quarter or fiscal year to which such Financial Covenant Default relates, then, once such plan is submitted, the Company shall be deemed to have complied with the covenant under Section 10.7(a) that gave rise to such Financial Covenant Default as of the relevant date of determination and each subsequent fiscal quarter within such one hundred twenty (120) day period with the same effect as though there had been no failure to comply therewith at such date, and the applicable Financial Covenant Default that had occurred shall be deemed cured for each such subsequent fiscal quarter for the purposes of this Agreement; provided, that if the transaction specified in such plan is not consummated within such one hundred twenty (120) day period, it shall constitute an immediate Event of Default. Notwithstanding anything herein to the contrary, (i) no more than two (2) Cure Rights may be exercised during the term of this Agreement, and (ii) the Cure Right shall not be exercised in any two (2) consecutive fiscal quarters (which, for the avoidance of doubt, shall not include any subsequent fiscal quarter within any applicable one hundred twenty (120) day period).

The holders of the Notes agree that from and after their receipt of notice from the Company of its intent to exercise the Cure Right in respect of any Financial Covenant Default in accordance with this Section 10.7(b), no holder of the Notes shall accelerate its Notes or exercise any of its rights or remedies pursuant to Section 12 solely on the basis of the occurrence and continuance of such Financial Covenant Default during the period from the date of delivery of such notice and until the date that is one hundred twenty (120) calendar days after the expiration of the end of the applicable quarter or fiscal year to which such officer’s certificate relates.

EPT 16 LLC	Note Purchase Agreement

Section 11.   Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)            the Company defaults in the payment of any principal, Make-Whole Amount or Prepayment Settlement Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)            the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

(c)            (i) subject to Section 10.7(b), the Company defaults in the performance of or compliance with any term contained in Section 10.7(a) or (ii) any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c); or

(d)            the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)), in any Supplement and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)            any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any Supplement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, and such failure, if capable of cure, shall continue unremedied for a period of ten (10) Business Days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(e)); after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(e)), the Company may cure any Default or Event of Default arising solely from the delivery of any certificate or report with an inaccuracy, by delivering within three (3) Business Days of knowledge by the Company thereof a corrected certificate or report so long as (i) any issuance of Additional Notes, sale, disposition or other action of the Company that was taken in reliance on such certificate or report containing such inaccuracy would have also been permitted hereunder if such issuance of Additional Notes, sale, disposition or other action had been taken in reliance on the corrected certificate or report and (ii) the Company did not have knowledge of such inaccuracy at the time such certificate or report that included such inaccuracy was delivered; or

EPT 16 LLC	Note Purchase Agreement

(f)            (i) the Company is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least $30,000,000 (or its equivalent in the relevant currency of payment), or (ii) the Company is in default in the performance of or compliance with any other term of any evidence of any Indebtedness for borrowed money (including any indenture or mortgage) in an aggregate outstanding principal amount of at least $30,000,000 (or its equivalent in the relevant currency of payment) or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of such Indebtedness to convert such Indebtedness into equity interests), the Company has become obligated to purchase or repay Indebtedness for borrowed money before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $30,000,000 (or its equivalent in the relevant currency of payment); provided that this clause (f) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, the net cash proceeds of which are used in part to repay such Indebtedness within thirty (30) days after such sale or transfer; or (2) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible debt); or

(g)            the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)            a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within sixty (60) days; or

EPT 16 LLC	Note Purchase Agreement

(i)            any event occurs with respect to the Company which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)            one or more final judgments or orders for the payment of money aggregating in excess of $30,000,000 (or its equivalent in the relevant currency of payment) (to the extent not covered by independent third-party insurance or by an enforceable indemnity) are rendered against one or more of the Company and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(k)            if (i) any Pension Plan shall fail to satisfy the minimum funding standards of section 303 of ERISA or section 430 of the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Pension Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Pension Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Pension Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Pension Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

EPT 16 LLC	Note Purchase Agreement

Section 12.   Remedies on Default, Etc.

Section 12.1.        Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)            If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)            If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of any Series or tranche of Notes at the time outstanding directly affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes of such Series or tranche held by it or them to be immediately due and payable.

Upon any Series or tranche of Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that any Series or tranche of Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.        Holder Action. Each Purchaser and each holder of a Note agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Company or any Subsidiary under this Agreement or any of the Notes (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of the Company, except as provided in Section 12.1(c), without the prior written consent of the Required Holders. The provisions of this Section 12.2 are for the sole benefit of the holders of the Notes and shall not afford any right to, or constitute a defense available to, the Company.

Section 12.3.        Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

EPT 16 LLC	Note Purchase Agreement

Section 12.4.        No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay on demand such further amount as shall be sufficient to cover all reasonable and documented out-of-pocket costs and expenses of one firm of outside counsel reasonably acceptable to each holder of the Notes for all of the holders of the Notes collectively incurred in any enforcement or collection under this Section 12.

Section 13.   Registration; Exchange; Substitution of Notes.

Section 13.1.        Registration of Notes. The Company will maintain an agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency which shall make payments of principal, interest and Make-Whole Amount, if any, with respect to the Notes and where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes (the “Register”) and of their transfer and exchange. The registered Holder of a Note will be treated as the owner of the Note for all purposes. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any coregistrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder; provided that no such removal or replacement will be effective until a successor Paying Agent or Registrar will have been appointed by the Company and will have accepted such appointment. The Company will notify the Purchasers in writing of the name and address of any Registrar or Paying Agent not a party to this Agreement. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Company will act as such. The Company initially appoints Equiniti Trust Company LLC, to act as the Paying Agent and Registrar for the Notes pursuant a service agreement by and between the Company and the Paying Agent and Registrar. There will be only one Register.

Section 13.2.        Global Notes. (a) Provided that applicable depository eligibility requirements are met, upon the written election of any Holder that is a “Qualified Institutional Buyer”, as defined in Rule 144A under the Securities Act, the Company shall use its commercially reasonable efforts to provide that the Notes shall be issued in the form of one or more Global Notes (each a “Global Note”) registered in the name of The Depository Trust Company or its nominee or another organization registered as a clearing agency under the Exchange Act, and designated by the Company as Depositary or any successor thereto or a nominee thereof (the “Depositary”) and delivered to such Depositary in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”).

EPT 16 LLC	Note Purchase Agreement

(b)            Notwithstanding any other provision herein, no Global Note exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any person other than the Depositary for such Global Note or a nominee thereof unless (i) such Depositary advises the Company in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Note, and no qualified successor is appointed by the Company within ninety (90) days of receipt of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Company within ninety (90) days after obtaining knowledge of such event, (iii) the Company elects to terminate the book-entry system through the Depositary or (iv) an Event of Default (as defined in Section 11) shall have occurred and be continuing. Upon the occurrence of any event specified in clause (i), (ii), (iii) or (iv) of this Section 13.2(b), the Company or its agent shall notify the Depositary and instruct the Depositary to notify all Holders of beneficial interests in such Global Note of the occurrence of such event and of the availability of physical, certificated Notes to be issued to such Holders of beneficial interests requesting the same.

(c)            If any Global Note is to be exchanged for other Notes or canceled in part, or if another Note is to be exchanged in whole or in part for a beneficial interest in any Global Note, then either (i) such Global Note shall be so surrendered for exchange or cancellation as provided in this Section 13.2 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Company or, if applicable, the Company’s Registrar, whereupon the Company or, if applicable, the Registrar, in accordance with the Applicable Depositary Procedures, shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Note by the Depositary, accompanied by registration instructions, the Company shall execute and deliver any Notes issuable in exchange for such Global Note (or any portion thereof) in accordance with the instructions of the Depositary.

(d)            Every Global Note executed and delivered upon registration of, transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof shall be executed and delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a person other than the Depositary for such Global Note or a nominee thereof.

(e)            The Depositary or its nominee, as the registered owner of a Global Note, shall be the holder of such Global Note for all purposes under this Note, and Holders of beneficial interests in a Global Note shall hold such interests pursuant to Applicable Depositary Procedures. Accordingly, any such owner’s beneficial interest in a Global Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants. If applicable, the Registrar and Paying Agent shall be entitled to deal with the Depositary for all purposes relating to a Global Note (including the payment of principal and interest thereon and the giving of instructions or directions by Holders of beneficial interests therein and the giving of notices) as the sole holder of the Note and shall have no obligations to the Holders of beneficial interests therein. The Registrar shall have no liability in respect of any transfers undertaken by the Depositary.

EPT 16 LLC	Note Purchase Agreement

(f)            The rights of Holders of beneficial interests in a Global Note shall be exercised through the Depositary and shall be limited to those established by law and agreements between such Holders and the Depositary and/or its participants.

(g)            No holder of any beneficial interest in any Global Note held on its behalf by a Depositary shall have any rights with respect to such Global Note, and such Depositary may be treated by the Company and any agent of the Company as the owner of such Global Note for all purposes whatsoever. Neither the Company nor any agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Notwithstanding the foregoing, nothing herein shall prevent the Company or any agent of the Company from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as holder of any Note.

Section 13.3.        Transfer and Exchange of Notes.

(a)            Subject to clause (b) below, any registered holder of a Note or a Purchaser (an “Assigning Party”) may assign to one or more assignees (an “Assignee”) all or a portion of its rights and obligations under its Note and/or under this Agreement.

(b)            Any such assignment or transfer shall be subject to the following conditions: (i) the Assigning Party shall deliver to the Company a written instrument of transfer duly executed by the Assigning Party or such Assigning Party’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof; provided, that in the event the Assigning Party shall assign or transfer to a Private Placement Agent which holds the Notes only in connection with its role as an intermediary in the prompt and expeditious sale in accordance with customary financial market conditions to another purchasing Institutional Investor, the Assigning Party may instruct such Private Placement Agent to direct the Assignee to provide the Company, in writing, the relevant name, address and other information for notices of such Assignee; (ii) if no Default or Event of Default has occurred and is continuing, the Company has consented to such assignment (which consent shall not be unreasonably withheld); (iii) the Assignee shall have made the representations set forth in Section 6 to the Company; and (iv) an exemption from registration of the Notes under the Securities Act is available.

EPT 16 LLC	Note Purchase Agreement

(c)            Upon satisfaction of the conditions set forth in clause (b) above and surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (and of the same tranche if such Series has separate tranches) (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a) or 1(b), as applicable, or attached to the applicable Supplement with respect to any Additional Notes. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a tranche, one Note of such tranche may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.

Section 13.4.        Replacement of Notes. Upon receipt by the Registrar and the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation in the form of a lost note affidavit), and

(a)            in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it and the Registrar (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or Additional Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)            in the case of mutilation, upon surrender and cancellation thereof, within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series (and of the same tranche if such Series has separate tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.   Payments on Notes.

Section 14.1.        Place of Payment. Subject to Section 14.2, payments of principal, Prepayment Settlement Amount, if any, or Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, N.Y. at the designated office of Equiniti Trust Company LLC, as Paying Agent, in such jurisdiction. The Company (or its agent or sub-agent) may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company, the principal office of the Company’s agent or sub-agent in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

EPT 16 LLC	Note Purchase Agreement

Section 14.2.        Payment by Wire Transfer. So long as any Purchaser or Additional Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company shall cause the Paying Agent to pay all sums becoming due on such Note for principal, Prepayment Settlement Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule or, in the case of any Additional Purchaser, Schedule A attached to any Supplement to which such Additional Purchaser is a party or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or Additional Purchaser or its nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same tranche pursuant to Section 13.3. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser or Additional Purchaser under this Agreement or any Supplement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3.        Tax Forms. Any holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any holder, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such holder is subject to backup withholding or information reporting requirements (including FATCA). Without limiting the generality of the foregoing, any holder that is a United States Person shall deliver to the Company on or before the date on which such holder obtains a Note (and from time to time thereafter upon the reasonable request of the Company), executed copies of IRS Form W-9 certifying that such holder is exempt from U.S. federal backup withholding tax. Any holder that is a not United States Person shall deliver to the Company on or before the date on which such holder obtains a Note (and from time to time thereafter upon the reasonable request of the Company), executed copies of the applicable IRS Form W-8 and any documentation prescribed by applicable law as a basis for claiming exemption (if any) from or a reduction (if any) in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made. If a payment made to a holder under any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such holder shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of this Section 14.3, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

EPT 16 LLC	Note Purchase Agreement

Section 15.   Expenses, Etc.

Section 15.1.        Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel (reasonably acceptable to each Purchaser, any Additional Purchaser and each other holder of a Note) for, collectively, the Purchasers (and Additional Purchasers under any Supplement) and each other holder of a Note, taken as a whole, and, if reasonably required by the Required Holders, one local counsel (reasonably acceptable to each Purchaser, any Additional Purchaser and each other holder of a Note) in each relevant jurisdiction for all such holders, taken as a whole) incurred by the Purchasers, the Additional Purchasers, if any, and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement) or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement) or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided, that such costs and expenses under this clause (c) shall not exceed $3,500 per tranche. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser and an Additional Purchaser, or other holder in connection with its purchase of the Notes), and (ii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel for, collectively, the Purchasers, the Additional Purchasers, if any, and each other holder of a Note, taken as a whole) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, in each case, other than any such judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation that resulted from (x) the bad faith, gross negligence or willful misconduct or breach of this Agreement or any Note by such Purchaser, Additional Purchaser or such holder of a Note or (y) a claim between a Purchaser and an Additional Purchaser, or holder of a Note, on the one hand, and any other Purchaser, Additional Purchaser or holder of a Note, on the other hand (other than claims arising out of any act or omission by the Company and/or its Affiliates). Notwithstanding anything to the contrary, the Company shall not be liable to a Purchaser and an Additional Purchaser, or holder of a Note for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the transactions contemplated hereunder or any Note asserted by a Purchaser and an Additional Purchaser, or a holder of a Note against the Company or any of its Affiliates.

EPT 16 LLC	Note Purchase Agreement

Section 15.2.        Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement (including any Supplement) or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement (including any Supplement) or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3.        Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement any Supplement or the Notes, and the termination of this Agreement.

Section 16.   Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or any Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any Additional Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser or Additional Purchaser, as the case may be, and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

EPT 16 LLC	Note Purchase Agreement

Section 17.   Amendment and Waiver.

Section 17.1.        Requirements.

(a)            Amendments. Except as expressly set forth herein, this Agreement (including any Supplement) and each Series or tranche of Notes may be amended, and the observance of any term hereof or of such Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders of such Notes, except that:

(1)            no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement), will be effective as to any Purchaser or Additional Purchaser unless consented to by such Purchaser or Additional Purchaser in writing;

(2)            no amendment or waiver may, without the written consent of each Purchaser directly and adversely affected thereby, Additional Purchaser directly and adversely affected thereby and the holder of each Note directly and adversely affected thereby at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the applicable Series or tranche of Notes held by such Purchaser, Additional Purchaser or holder or (y) the Make-Whole Amount or Prepayment Settlement Amount, in each case, with respect to such Series and/or tranche of Notes, (ii) change the percentage of the principal amount of such Series and/or tranche of Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 (or such corresponding provision of any Supplement)) and Section 11(a), 11(b), 12, 17 or 20; and

(3) no amendment or waiver may, without the written consent of each Affiliated Holder, affect any Affiliated Holder more adversely than any other affected Purchasers, Additional Purchasers or other holders of each Note.

(b)            Supplements. Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of Additional Notes consistent with, and in compliance with, Sections 2.2 and 4.14 hereof without obtaining the consent of any holder of any other Notes.

Section 17.2.        Solicitation of Holders of Notes.

(a)            Solicitation. The Company will provide each Purchaser and holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any Supplement or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 to each Purchaser and holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

EPT 16 LLC	Note Purchase Agreement

(b)            Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note of any Series and/or tranche as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof, of any Supplement or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser or holder of Notes of the same Series or tranche even if such Purchaser or holder did not consent to such waiver or amendment.

(c)            Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3.        Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Purchasers or holders of Notes of the relevant Series and/or tranche and is binding upon them and upon each future Purchaser or holder of any Note of the relevant Series and/or tranche and upon the Company without regard to whether such Note of the relevant Series and/or tranche has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or any holder of a Note and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Purchaser or any holder of such Note.

Section 17.4.        Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of all or the requisite percentage of the aggregate principal amount of the relevant Series and/or tranche of Notes or affected Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes of such Series or tranche, or have directed the taking of any action provided herein or in the Notes of such Series or tranche to be taken upon the direction of the holders of all or a specified percentage of the aggregate principal amount of such Series or tranche of Notes or affected Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding except with relation to any amendment, waiver or consent pursuant to Section 17.1(a)(1), (2) or (3).

EPT 16 LLC	Note Purchase Agreement

Section 18.   Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy to any Person who has provided its telecopy number in its notice instructions, if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested or priority or express mail with on-line tracking service available (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) by e-mail, provided, that, in the case of this clause (d), upon written request of any holder to receive paper copies of such notices or communications, the Company will promptly deliver such paper copies to such holder. Any such notice must be sent:

(i)             if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing;

(ii)            if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing;

(iii)           if to the Company, to 600 Steamboat Road, Suite 202, Greenwich, Connecticut 06830, Attention of Kenneth Onorio, (E-mail: konorio@eaglepointcredit.com) (Telephone No. 203 340 8542), or at such other address as the Company shall have specified to the holder of each Note in writing, in each case, with a copy (which shall not constitute notice) to: Dechert LLP, 1900 K Street NW, Washington, D.C. 20006, Attn: Harry Pangas, Email: harry.pangas@dechert.com; or

(iv)           if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing.

Notices under this Section 18 will be deemed given only when actually received. Notwithstanding anything to the contrary contained herein, any notice to be given by the Company (other than an officer’s certificate) may be delivered by an agent or sub-agent of the Company.

Section 19.   Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser or Additional Purchaser at the applicable Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or Additional Purchaser, may be reproduced by such Purchaser or Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or Additional Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

EPT 16 LLC	Note Purchase Agreement

Section 20.   Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser or Additional Purchaser by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any Supplement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser or Additional Purchaser as being confidential information of the Company or such subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or Additional Purchaser or any Person acting on such Purchaser’s or Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or Additional Purchaser other than through disclosure by the Company or any subsidiary or (d) constitutes financial statements delivered to such Purchaser or Additional Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser or Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser and Additional Purchaser, provided that such Purchaser or Additional Purchaser may deliver or disclose Confidential Information to (i) its affiliates (who are not Competitors) and its and their respective directors, officers, employees (legal and contractual), agents, attorneys, trustees and partners (collectively, “Related Persons”) (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) and such disclosure is made on a confidential basis, (ii) its auditors, financial advisors, investment advisors and other professional advisors and in the case of any Purchaser or holder that is a Related Fund, to the extent such disclosure reasonably relates to the administration and/or selection of the investment represented by such Related Fund’s Notes, to its investors and partners (in each case, who are not Competitors) and their Related Persons, in each case under this clause (ii) who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser or Additional Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s or Additional Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or Additional Purchaser may reasonably determine such delivery and disclosure to be necessary in the enforcement or for the protection of the rights and remedies under such Purchaser’s or Additional Purchaser’s Notes or this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

EPT 16 LLC	Note Purchase Agreement

In the event that as a condition to receiving access to information relating to the Company or its subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or Additional Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or Additional Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.   Substitution of Purchaser.

Each Purchaser or Additional Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or Additional Purchaser or any one of such other Purchaser’s or Additional Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser or Additional Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) or any Additional Purchaser in any Supplement, shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser or Additional Purchaser, as the case may be. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder or any Additional Purchaser in any Supplement and such Substitute Purchaser thereafter transfers to such original Purchaser or Additional Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser or Additional Purchaser, as the case may be, and such original Purchaser or Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

EPT 16 LLC	Note Purchase Agreement

Section 22.   Miscellaneous.

Section 22.1.        Successors and Assigns. All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) permitted hereby, whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2.        Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b)            If the Company notifies the holders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Company and the holders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made; provided, however, until such amendments to equitably reflect such changes are effective and agreed to by the Company and the Required Holders (or until such notice shall have been withdrawn), the Company’s compliance with such financial covenants shall be determined on the basis of GAAP as in effect and applied immediately before such change in GAAP becomes effective.

Section 22.3.        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

EPT 16 LLC	Note Purchase Agreement

Section 22.4.        Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, law, statute, regulation, form or other document herein shall be construed as referring to such agreement, instrument, law, statute, rule, regulation, form or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5.        Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement.  Delivery of an electronic signature to, or a signed copy of, this Agreement or any Supplement by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

EPT 16 LLC	Note Purchase Agreement

Section 22.6.        Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.        Jurisdiction and Process; Waiver of Jury Trial. (a) The Company and each Purchaser irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company and each Purchaser and Additional Purchaser irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)            The Company and each Purchaser and Additional Purchaser agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)            The Company and each Purchaser and Additional Purchaser consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested or on-line tracking service available, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company and each Purchaser and Additional Purchaser agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt or on-line confirmation of delivery furnished by the United States Postal Service or any reputable commercial delivery service.

(d)            Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)            The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

EPT 16 LLC

By:	/s/ Michael Testa
	Name:	Michael Testa
	Title:	Chief Financial Officer

[Signature Page to EPT 16 LLC Note Purchase Agreement]

This Agreement is hereby accepted and

   agreed to as of the date hereof.

AMOUNT: $25,000,000

Purchaser: holbrook income fund

By:	/s/ Scott Carmack
	Name:	Scott Carmack
	Title:	Portfolio Manager

[Signature Page to EPT 16 LLC Note Purchase Agreement]

Schedule A

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Notes” is defined in Section 2.2.

“Additional Purchasers” means purchasers of Additional Notes.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment held by the Company or any of its subsidiaries in the ordinary course of business.

“Affiliated Holder” is defined in the definition of “Required Holders”.

“Agreement” means this Note Purchase Agreement, including all Supplements, Schedules and Exhibits attached to this Agreement (including all Schedules and Exhibits attached to any Supplement), as each may be amended, restated, supplemented or otherwise modified from time to time. The term “Note Purchase Agreement” shall have a correlative meaning hereto.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Depositary Procedures” is defined in Section 13.2.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the value of total assets of the Company and its subsidiaries, less all liabilities and Indebtedness not represented by Senior Securities of the Company and its subsidiaries, to (b) the aggregate amount of Senior Securities representing Indebtedness (including the Notes) in each case, of the Company and its subsidiaries (all as determined pursuant to the Investment Company Act in effect on the Effective Date and any orders, declarations, opinions, relief or letters issued by the SEC or any other government or regulatory authority). The calculation of the Asset Coverage Ratio shall be made in accordance with any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary from the definition of Senior Securities only so long as (a) such order is in effect, and (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee to which the Company or any Subsidiary is a party.

Schedule A
(to Note Purchase Agreement)

“Assignee” is defined in Section 13.3(a).

“Assigning Party” is defined in Section 13.3(a).

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, N.Y. are required or authorized to be closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding any other provision contained herein, any change in GAAP after December 15, 2018 that would require an operating lease to be treated similar to a capital lease shall not be given effect hereunder.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one (1) or more of the following obligations:

(a)            U.S. Government Securities, in each case maturing within one (1) year from the date of acquisition thereof;

(b)            investments in commercial paper or other short-term corporate obligations maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(d)             fully collateralized repurchase agreements with a term of not more than thirty (30) days from the date of acquisition thereof for U.S. Government Securities and entered into with a financial institution satisfying the criteria described in clause (c) of this definition having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(e)             [reserved]; and

(f)              money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); and (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be.

“CLO Securities” means debt securities, mezzanine securities, equity securities, residual interests or composite or combination securities (i.e. securities consisting of a combination of debt and equity securities that are issued in effect as a unit) including synthetic securities that provide synthetic credit exposure to debt securities, mezzanine securities, equity securities, residual interests or composite or combination securities (or other investments, including any interests held to comply with applicable risk retention requirements, that similarly represent an investment in underlying pools of leveraged portfolios), that, in each case, entitle the holders thereof to receive payments that (i) depend on the cash flow from a portfolio consisting primarily of ownership interests in debt securities, corporate loans or asset-backed securities or (ii) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to debt securities, corporate loans or asset-backed securities.

“Closing” means the Series A Closing and each Additional Note Closing, as applicable.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Competitor” means (a) any entity that has elected to be regulated as a “business development company” under the Investment Company Act; (b) any Person who is not an Affiliate of the Company or any of its subsidiaries and who engages, as its primary business, in (i) the same or similar business as a material business of the Company or any of its subsidiaries or (ii) the business of providing or buying loans in the middle market and such Person is not a bank or an insurance company; or (c) any Affiliate of any of the foregoing entities described in clauses (a) or (b) (other than an Affiliate that (i) has not elected to be regulated as a “business development company” under the Investment Company Act, (ii) does not engage, as its primary business, in the business of providing loans in the middle market, (iii) has established procedures which will prevent confidential information supplied to such Affiliate from being transmitted or otherwise made available to such affiliated entities described in clauses (a) or (b), and (iv) is managed by Persons other than Persons who manage such affiliated entities described in clauses (a) or (b)); provided that:

(i)              the provision of investment advisory services by a Person to a Plan which is owned or controlled by a Person which would otherwise be a Competitor shall not in any event cause the Person providing such services to be deemed to be a Competitor, provided that such Person providing such services has established and maintains procedures which will prevent Confidential Information supplied to such Person from being transmitted or otherwise made available to such Plan;

(ii)            in no event shall an Institutional Investor be deemed a Competitor if such Institutional Investor is a Pension Plan sponsored by a Person which would otherwise be a Competitor but which is a regular investor in privately placed Securities and such Pension Plan has established and maintains procedures which will prevent Confidential Information supplied to such Pension Plan by the Company from being transmitted or otherwise made available to such plan sponsor;

(iii)            in any event that any Private Placement Agent that would otherwise be deemed to be a Competitor pursuant to the foregoing provisions of this definition, such Private Placement Agent shall not be deemed to be a Competitor if such Private Placement Agent holds the Notes only in connection with its role as an intermediary in the prompt and expeditious sale in accordance with customary financial market conditions of the Note or Notes owned by one Institutional Investor who is not a Competitor to another purchasing Institutional Investor who is not a Competitor and such Private Placement Agent has established procedures which will prevent confidential information supplied to either the selling or buying Institutional Investor by the Company from being transmitted or otherwise made available to such Private Placement Agent or any of its Affiliates in any capacity other than as the agent and intermediary in connection with such sale of any such Note or Notes; and

(iv)            in no event shall an initial Purchaser or Additional Purchaser acquiring any Notes at a Closing be deemed a Competitor.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Controlled Foreign Corporation” means any Subsidiary which is (i) a “controlled foreign corporation” (within the meaning of Section 957 of the Code), (ii) a subsidiary substantially all the assets of which consist of Equity Interests and/or Indebtedness in Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clause (i) or (ii) of this definition.

“Credit Default Swap” means any credit default swap entered into as a means to (i) invest in bonds, notes, loans, debentures or securities on a leveraged basis or (ii) hedge the default risk of bonds, notes, loans, debentures or securities.

“Cure Right” is defined in Section 10.7(b).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is 2.0% above the rate of interest then in effect on the applicable Notes.

“Depositary” is defined in Section 13.2.

“Disclosure Documents” is defined in Section 5.3.

“Dollars” or “$” refers to lawful money of the United States of America.

“DTC” is defined in Section 3.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Effective Date” means the date of this Agreement.

“Environmental Laws” means any applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or settlement or consent agreements relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock or other Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414(b), (c), (m) or (o) of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Assets” means entities identified as Excluded Assets in Schedule 10.2 hereto, any CLO Securities, finance lease obligations, and any similar assets or entities, in each case, in which the Company holds an interest on or after the Effective Date, and, in each case, their respective subsidiaries, unless, in the case of any such asset or entity, the Company designates in writing to the holders of the Notes that such asset or entity is not an Excluded Asset.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Financial Covenant Default” means an Event of Default under Section 11(c) for failure to comply with Section 10.7(a).

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Global Note” is defined in Section 13.2.

“Governmental Authority” means

(a)            the government of

(i)            the United States of America or any state or other political subdivision thereof, or

(ii)            any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)            any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) “bad boy” guarantees and (ii) endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount). The term “Guaranteed” shall have a correlative meaning hereto.

“Hazardous Materials” means any and all pollutants, contaminants, or toxic or hazardous wastes, substances or which are regulated by Environmental Law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, or petroleum products.

“Hedging Agreement” means any interest rate protection agreement, Credit Default Swap, total return swap, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

holder” or “Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a Depositary, then for the purposes of this Agreement, “holder” or “Holder” shall mean the beneficial owner of such Note whose name and address appears in the records of the Depositary or its participants as certified by such beneficial owner to the Company.

“Immaterial Subsidiary” means any direct or indirect Subsidiary of the Company that owns legally or beneficially, together with all other Immaterial Subsidiaries, assets, which in the aggregate have a value not in excess of 5% of consolidated assets of the Company and its Subsidiaries as of such date.

“Indebtedness” of any Person means, without duplication,

(a)            (i) all obligations of such Person for borrowed money or (ii) with respect to deposits or advances of any kind that are required to be to accounted for under GAAP as a liability on the financial statements of such Person (other than deposits received in connection with a portfolio investment (including Portfolio Investments) of such Person in the ordinary course of such Person’s business (including, but not limited to, any deposits or advances in connection with expense reimbursement, prepaid agency fees, other fees, indemnification, work fees, tax distributions or purchase price adjustments)),

(b)            all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments,

(c)             all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding accounts payable and accrued expenses and trade accounts incurred in the ordinary course of business),

(d)             all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses and trade accounts incurred in the ordinary course of business),

(e)             all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the amount of such Indebtedness being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien),

(f)              all Guarantees by such Person of Indebtedness of others,

(g)             all Capital Lease Obligations of such Person,

(h)             all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and

(i)              all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing “Indebtedness” shall not include (w) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (x) a commitment arising in the ordinary course of business to make a future portfolio investment (including Portfolio Investments and joint venture investments) or fund the delayed draw, unfunded capital commitment (which may be paid to a joint venture investment or creditor thereof) or other unfunded portion of any existing portfolio investment (including Portfolio Investments and joint venture investments), (y) any accrued incentive, management or other fees to an investment manager or its Affiliates (regardless of any deferral in payment thereof), or (z) non-recourse liabilities for participations sold by any Person in any bank loan.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any Pension Plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” means, with respect to the Company, the investment objectives, policies, restrictions and limitations as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

“KeyBank Credit Agreement” means that certain Credit Agreement, dated November 12, 2024, by and among EPT SPV 16 SUB (US) LLC, a wholly owned subsidiary of the Company, as borrower, Trinity Capital Adviser LLC, as servicer, certain banks and other financial institutions party thereto from time to time as lenders and KeyBank National Association, as the administrative agent and syndication agent, or any similar type of financing arrangement of any successor to EPT SPV 16 SUB (US) LLC, in each case, as the same may be amended, restated, amended and restated, supplemented, refinanced, substituted or otherwise modified from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, restrictions on assignments or transfers, buyout rights, voting rights, right of first offer or refusal thereof pursuant to the underlying documentation of such Investment shall not be deemed to be a “Lien” and, in the case of portfolio investments (including Portfolio Investments) that are equity securities, excluding customary drag-along, tag-along, buyout rights, voting rights, right of first offer or refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Company and its subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Company or its subsidiaries or a change in general market conditions or values of the Portfolio Investments of the Company and its subsidiaries (taken as a whole)) or (b) the validity or enforceability of this Agreement or the Notes.

“Material Indebtedness” means Indebtedness (other than the Notes), of any one or more of the Company and any of its Subsidiaries in an aggregate outstanding principal amount exceeding $30,000,000.

“Maturity Date” is defined in the first paragraph of each Note.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs can be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Participation Interest” means a participation interest in an investment that at the time of acquisition by the Company satisfies each of the following criteria: (a) the underlying investment would constitute a Portfolio Investment were it acquired directly by the Company, (b) the seller of the participation is an Excluded Asset, (c) the entire purchase price for such participation is paid in full at the time of its acquisition and (d) the participation provides the participant all of the economic benefit and risk of the whole or part of such portfolio investment that is the subject of such participation.

“Paying Agent” is defined in Section 13.1.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any Plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted SBIC Guarantee” means a guarantee by the Company of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form; provided that the recourse to the Company thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or governmental authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability.

“Portfolio Investment” means any Investment (including a Participation Interest) held by the Company and its subsidiaries in their asset portfolio.

“Prepayment Settlement Amount” (i) is defined in Section 8.6 with respect to any Series A Note and (ii) is set forth in the applicable Supplement with respect to any other Series or tranche of Notes.

“Presentation” is defined in Section 5.3.

“Private Placement Agent” means any company organized as a “broker” or “dealer” (as each such term is defined in Section 3(a) (4) and (5), respectively, of the Exchange Act) of recognized national standing regularly engaged as an intermediary in the placement or sale to and among Institutional Investors of Indebtedness Securities exempt from registration under the Securities Act.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.3) and any Substitute Purchaser (so long as any such substitution complies with Section 21), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.3 or as the result of a substitution pursuant to Section 21 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans and (b) is advised or managed by such holder , the same investment advisor as such holder or by an Affiliate of such holder or such investment advisor.

“Required Holders” means, at any time the holders of greater than 50.00% in principal amount of each Series or tranche of the Notes at the time outstanding (exclusive of Notes then owned by (collectively, the “Affiliated Holders”) the Company, any of its Affiliates, or any entity whose investments or investment related decisions are primarily managed by the Company or any its Affiliates), it being understood that, for purposes of this definition, the Series A Notes shall constitute one Series; provided, however, that Notes that any Purchaser (other than the Affiliated Holders) is committed to purchase under this Agreement or any Supplement shall be deemed outstanding and held by such Purchaser for purposes of the determination of Required Holders.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., a New York corporation, or any successor thereto.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Subsidiary” means, any (i) direct or indirect wholly-owned (except for directors, managers or other similar qualifying shares) subsidiary (including such subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of the Company licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted), and which is designated by the Company (pursuant to a certificate of an authorized signatory delivered to the holders of the Notes) as an SBIC Subsidiary and (ii) any direct or indirect wholly-owned (except for directors, managers or other similar qualifying shares) subsidiary (including such subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of a Person described in clause (i).

“SEC” means the Securities and Exchange Commission of the United States of America.

“Section 8.8 Proposed Prepayment Date” is defined in Section 8.8(b).

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the president, chief executive officer, chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Company thereunder).

“Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.

“Series A Notes” is defined in Section 1.1 of this Agreement.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one (1) or more subsidiaries of the parent or by the parent and one (1) or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Company in the ordinary course of business and that is not, under GAAP (as in effect on the Effective Date), consolidated on the financial statements of the Company and its consolidated subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Substitute Purchaser” is defined in Section 21.

“Supplement” is defined in Section 2.2.

“SVO” means the Securities Valuation Office of the NAIC.

“tranche” means all Notes of a Series having the same maturity, interest rate, currency and schedule for mandatory prepayments.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“Wholly-Owned Subsidiary” means, at any time, any subsidiary all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

[FORM OF GLOBAL NOTE]

THIS NOTE IS A GLOBAL NOTE AND IS REGISTERED IN THE NAME OF CEDE & CO., THE NOMINEE OF THE DEPOSITARY TRUST COMPANY (THE “DEPOSITARY”). UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO EPT 16 LLC (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS ISSUABLE IN A MINIMUM DENOMINATION OF $1,000.00 AND INTEGRAL MULTIPLES OF $1,000.00 IN EXCESS OF $1,000.00 AND MAY NOT BE EXCHANGED FOR SECURITIES OF THE COMPANY WITH A SMALLER DENOMINATION. EACH OWNER OF A BENEFICIAL INTEREST IN THE SECURITIES IS REQUIRED TO HOLD SUCH BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $1,000.00 OR AN INTEGRAL MULTIPLE OF $1,000.00 IN EXCESS THEREOF AT ALL TIMES.

THE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 IS AVAILABLE.

THE COMPANY HAS NOT ENTERED INTO AN INDENTURE IN CONNECTION WITH THE ISSUANCE OF THIS NOTE. EACH PURCHASER OF A BENEFICIAL INTEREST IN THIS NOTE, IN MAKING ITS PURCHASE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED TO THE COMPANY THAT IT IS AN INSTITUTIONAL INVESTOR THAT IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED PURSUANT TO RULE 144A PROMULGATED UNDER THE SECURITIES ACT (A “QIB”) AND THAT IT IS PURCHASING SUCH INTEREST FOR ITS OWN ACCOUNT OR THE ACCOUNT OF ANOTHER QIB AND THAT FOLLOWING SUCH PURCHASE IT OR SUCH OTHER QIB HOLDING A BENEFICIAL INTEREST IN THIS NOTE WILL HOLD A BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $1,000.00 OR AN INTEGRAL MULTIPLE OF $1,000.00 IN EXCESS THEREOF AT ALL TIMES.

Schedule 1
(to Note Purchase Agreement)

EPT 16 LLC

7.25% Series A Senior Note Due August 1, 2028

No. [_____]	Date [_]
$[_______]	RULE 144A CUSIP NO. 26889B AA4
RULE 144A ISIN NO. US26889BAA44

For Value Received, the undersigned, EPT 16 LLC (herein called the “Company”), a Delaware limited liability company, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on August 1, 2028 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 7.25% per annum, as may be adjusted in accordance with Section 1.2 of the hereinafter defined Note Purchase Agreement, from the date hereof, payable semiannually, on the 1st day of February and August in each year, commencing with the February 1 or August 1 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Prepayment Settlement Amount (if any), at a rate per annum from time to time equal to Default Rate (as defined in the Note Purchase Agreement), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

The Company shall pay interest on the Notes to the Persons who are registered Holders at the close of business on the 15th day of each month immediately preceding the next payment date as specified in the Note (each a “Record Date”) even if Notes are canceled after the Record Date and on or before the applicable interest payment date (whether or not a Business Day).

Payments of principal of, interest on and any Prepayment Settlement Amount or Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America through the facilities of DTC as provided in the Note Purchase Agreement referred to below.

This Global Note represents the Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated August 1, 2025 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement (in the case of a transferee, to the extent required by Section 13.3 of the Note Purchase Agreement). Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

1-2

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Note Purchase Agreement. Any partial prepayment will be processed through DTC, in accordance with the Applicable Depositary Procedures, as Pro Rata Pass-Through Distribution of Principal.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

EPT 16 LLC

By:
Name:
Title:

1-3

Schedule 5.4

Subsidiaries of the Company and
Ownership of Subsidiary Stock

(i)            Subsidiaries:

Name	Jurisdiction	% of Shares
EPT SPV 16 SUB (US) LLC	Delaware	100% owned by the Company

(ii)            Company’s Board of Trustees and Senior Officers:

Board of Trustees

Scott Appleby

Kyle Brown

Lockwood Holmes

Thomas Majewski

Bryan Pereboom

Paul Tramontano

Senior Officers

Kyle Brown – Chief Executive Officer of the Company

Sarah Stanton– Chief Compliance Officer of the Company

Michael Testa – Chief Financial Officer of the Company

Agreements Restricting Payment of Dividends or Distributions

None.

Schedule 5.4

(to Note Purchase Agreement)

Schedule 5.5

Financial Statements

1.	The audited consolidated financial statements of the Company for the period from June 28, 2024 to December 31, 2024.'

Schedule 5.5

(to Note Purchase Agreement)

Schedule 5.15

Existing Indebtedness of the Company and its Subsidiaries

1.	The KeyBank Credit Agreement.

Schedule 5.15

(to Note Purchase Agreement)

Schedule 10.2

Excluded Assets

None.

Schedule 10.2

(to Note Purchase Agreement)

EPT 16 LLC

600 Steamboat Road, Suite 202

Greenwich, Connecticut 06830

Information Relating to Purchasers

Name and Address of Purchaser	Principal Amount, Tranche and Registered Note Number of Series A Notes to be Purchased

1.	Holbrook Income Fund 3225 Cumberland Blvd Atlanta, GA 30339	$25,000,000.00

Purchaser Schedule

(to Note Purchase Agreement)

EPT 16 LLC

[Number] Supplement to Note Purchase Agreement

Dated as of ______________________

Re:	$____________ _____% Series _______ Senior Notes

Due _____________________

Exhibit S

(to Note Purchase Agreement)

EPT 16 LLC

Dated as of

____________________, 20__

To the Additional Purchaser(s) named in

Schedule A hereto

Ladies and Gentlemen:

This [Number] Supplement to Note Purchase Agreement (the “Supplement”) is between EPT 16 LLC, a Delaware limited liability company (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Additional Purchasers”).

Reference is hereby made to that certain Note Purchase Agreement dated August 1, 2025 (the “Note Purchase Agreement”) among the Company and the Purchasers listed on the Purchaser Schedule thereto. All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement. Reference is further made to Section 4.14 of the Note Purchase Agreement which requires that, prior to the delivery of any Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

The Company hereby agrees with the Additional Purchaser(s) as follows:

1.            The Company has authorized the issue and sale of $__________ aggregate principal amount of its _____% Series ______ Senior Notes due _________, ____ (the “Series ______ Notes”). The Series ____ Notes, together with the Series A Notes [and the Series ____ Notes] issued pursuant to the Note Purchase Agreement, [list each other previously issued Series of Additional Notes] and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series _____ Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Additional Purchaser(s) and the Company.

2.            Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Additional Purchaser, and each Additional Purchaser agrees to purchase from the Company, Series _____ Notes in the principal amount set forth opposite such Additional Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the closing date hereinafter mentioned.

3.            The sale and purchase of the Series ______ Notes to be purchased by each Additional Purchaser shall occur at the offices of [●], at 8:00 a.m. [New York, N.Y. time], at a closing (the “Series ______ Closing”) on ______, ____ or on such other Business Day thereafter on or prior to _______, ____ as may be agreed upon by the Company and the Additional Purchasers. At the Series ___ Closing, the Company will deliver to each Additional Purchaser the Series ______ Notes to be purchased by such Additional Purchaser in the form of a single Series ______ Note (or such greater number of Series ______ Notes in denominations of at least $100,000 as such Additional Purchaser may request) dated the date of the Series _____ Closing and registered in such Additional Purchaser’s name (or in the name of such Additional Purchaser’s nominee), against delivery by such Additional Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [__________________________] at ____________ Bank, [Insert Bank address, ABA number for wire transfers, and any other relevant wire transfer information]. If, at the Series ___ Closing, the Company shall fail to tender such Series ______ Notes to any Additional Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Additional Purchaser’s satisfaction, such Additional Purchaser shall, at such Additional Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Additional Purchaser may have by reason of such failure by the Company to tender such Series ______ Notes or any of the conditions specified in Section 4 not having been fulfilled to such Additional Purchaser’s satisfaction.

4.            The obligation of each Additional Purchaser to purchase and pay for the Series ______ Notes to be sold to such Additional Purchaser at the Series _____ Closing is subject to the fulfillment to such Additional Purchaser’s satisfaction, prior to the Series ___ Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement with respect to the Series ______ Notes to be purchased at the Series _____ Closing as if each reference to “Notes,” “Closing” and “Additional Purchaser” set forth therein was modified to refer the “Series ______ Notes,” the “Series ___ Closing” and the “Additional Purchaser” (each as defined in this Supplement) and to the following additional conditions:

(a)            Except as supplemented, amended or superseded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement shall be correct as of the date of the Series ___ Closing (except for representations and warranties which apply to a specific earlier date (other than the date of an earlier Closing) which shall be true as of such earlier date or as of the date specified in Exhibit A to the extent such provision is superseded in Exhibit A) and the Company shall have delivered to each Additional Purchaser an Officer’s Certificate, dated the date of the Series _____ Closing certifying that such condition has been fulfilled.

(b)            Contemporaneously with the Series ___ Closing, the Company shall sell to each Additional Purchaser, and each Additional Purchaser shall purchase, the Series ______ Notes to be purchased by such Additional Purchaser at the Series _____ Closing as specified in Schedule A.

5.            [Here insert special provisions for Series ______ Notes including Prepayment Settlement Amount calculations and mandatory prepayment provisions applicable to Series ______ Notes and any series-specific closing conditions applicable to Series ______ Notes].

6.            Each Additional Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series ______ Notes by such Additional Purchaser as if each reference to “Notes,” “Closing” and “Purchaser” set forth therein was modified to refer the “Series ______ Notes,” the “Series ___ Closing” and the “Additional Purchaser” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by this Supplement.

7.            The Company and each Additional Purchaser agree to be bound by and comply with the terms and conditions of the Note Purchase Agreement, as supplemented by this Supplement as fully and completely as if such Additional Purchaser were an original signatory to the Note Purchase Agreement.

8.            This Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

9.            This Supplement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Delivery of an electronic signature to, or a signed copy of, this Supplement by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Supplement.  Delivery of an electronic signature to, or a signed copy of, this any Supplement by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Supplement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

The execution hereof shall constitute a contract between the Company and the Additional Purchaser(s) for the uses and purposes hereinabove set forth.

EPT 16 LLC

By
Name:
Title:

Accepted as of __________, _____

[Additional Purchaser]

By
Name:
Title:

Information Relating to Additional Purchasers

Name and Address of Additional Purchaser		Principal Amount and Registered Note Number of Series ______ Notes to Be Purchased

[Name of Additional Purchaser]		$

(1)	All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

(3)	E-mail address for Electronic Delivery:

(4)	All other communications:

(5)	U.S. Tax Identification Number:

Schedule A

(to Supplement)

EXHIBIT A

To Supplement No. ____

Supplemental Representations

The Company represents and warrants to each Additional Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement (other than representations and warranties that apply solely to a specific earlier date (other than the date of an earlier Closing) which shall be true as of such earlier date and other than the Section references hereinafter set forth) is true and correct in all material respects as of the date hereof with respect to the Series ______ Notes with the same force and effect as if each reference to “the Notes” set forth therein was modified to refer to the “Series ______ Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by the _______ Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:

Section 5.3.          Disclosure. (a) The Company has delivered to each Purchaser certain disclosure documents relating to the Company connection with the Series A Notes transaction. The Presentation fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the aforementioned disclosure documents, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Additional Purchasers by or on behalf of the Company (other than financial projections, pro forma financial information and other forward-looking information referenced in Section 5.3(b), information relating to third parties and general economic information) prior to __________ in connection with the transactions contemplated hereby (this Agreement, the aforementioned disclosure documents and such documents, certificates or other writings and such financial statements delivered to each Additional Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since ____________, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

(b)            All financial projections, pro forma financial information and other forward-looking information which has been delivered to each Additional Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Company) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

Exhibit A

(to Supplement)

Section 5.4.          Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists as of the date of the Series ___ Closing of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, and (ii) the Company’s directors and senior officers.

Section 5.5.          Financial Statements; Material Liabilities. The Company has delivered to each Additional Purchaser, either directly or via a placement agent engaged in connection with the Series A Notes transaction, copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes, but excluding all financial projections, pro forma financial information and other forward-looking information) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and lack of footnotes).

Section 5.13.          Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any substantially similar debt Securities for sale to, or solicited any offer to buy the Notes or any substantially similar debt Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Additional Purchasers and not more than ______ other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.          Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for the general corporate purposes of the Company and its Subsidiaries, including to make investments, repay existing debt and make distributions permitted by this Agreement. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than ___% of the value of the consolidated assets of the Company and its subsidiaries and the Company does not have any present intention that margin stock will constitute more than ___% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

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Section 5.15.          Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of ________, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. As of ___________, neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and, to the knowledge of the Company, no event or condition exists with respect to any Material Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Material Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

[Add any additional Sections as appropriate at the time the Series ______ Notes are issued]

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Exhibit 1 to Exhibit S (Form Of Supplement)

[FORM OF GLOBAL NOTE]

THIS NOTE IS A GLOBAL NOTE AND IS REGISTERED IN THE NAME OF CEDE & CO., THE NOMINEE OF THE DEPOSITARY TRUST COMPANY (THE “DEPOSITARY”). UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO EPT 16 LLC (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS ISSUABLE IN A MINIMUM DENOMINATION OF $1,000.00 AND INTEGRAL MULTIPLES OF $1,000.00 IN EXCESS OF $1,000.00 AND MAY NOT BE EXCHANGED FOR SECURITIES OF THE COMPANY WITH A SMALLER DENOMINATION. EACH OWNER OF A BENEFICIAL INTEREST IN THE SECURITIES IS REQUIRED TO HOLD SUCH BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $1,000.00 OR AN INTEGRAL MULTIPLE OF $1,000.00 IN EXCESS THEREOF AT ALL TIMES.

THE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 IS AVAILABLE.

THE COMPANY HAS NOT ENTERED INTO AN INDENTURE IN CONNECTION WITH THE ISSUANCE OF THIS NOTE. EACH PURCHASER OF A BENEFICIAL INTEREST IN THIS NOTE, IN MAKING ITS PURCHASE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED TO THE COMPANY THAT IT IS AN INSTITUTIONAL INVESTOR THAT IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED PURSUANT TO RULE 144A PROMULGATED UNDER THE SECURITIES ACT (A “QIB”) AND THAT IT IS PURCHASING SUCH INTEREST FOR ITS OWN ACCOUNT OR THE ACCOUNT OF ANOTHER QIB AND THAT FOLLOWING SUCH PURCHASE IT OR SUCH OTHER QIB HOLDING A BENEFICIAL INTEREST IN THIS NOTE WILL HOLD A BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $1,000.00 OR AN INTEGRAL MULTIPLE OF $1,000.00 IN EXCESS THEREOF AT ALL TIMES.

Exhibit 1

(to Exhibit S to Supplement)

EPT 16 LLC

___% Series ______ Senior Note due ______________

No. [_____]	[Date]
$[_______]	RULE 144A CUSIP NO. 26889B AA4
RULE 144A ISIN NO. US26889BAA44

For Value Received, the undersigned, EPT 16 LLC (herein called the “Company”), a Delaware limited liability company, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on [____________] (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of (a) [____]% per annum as may be adjusted in accordance with Section 1.2 of the hereinafter defined Note Purchase Agreement, from the date hereof, payable semiannually, on the [____] day of [____] and [____] in each year, commencing with the [____] next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Prepayment Settlement Amount (if any), at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Note Purchase Agreement).

The Company shall pay interest on the Notes to the Persons who are registered Holders at the close of business on the 15th day of each month immediately preceding the next payment date as specified in the Note (each a “Record Date”) even if Notes are canceled after the Record Date and on or before the applicable interest payment date (whether or not a Business Day).

Payments of principal of, interest on and any Prepayment Settlement Amount or Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America through the facilities of DTC as provided in the Note Purchase Agreement referred to below.

This Global Note represents the Senior Notes (herein called the “Notes”) issued pursuant to a Supplement to the Note Purchase Agreement, dated August 1, 2025 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement (in the case of a transferee, to the extent required by Section 13.3 of the Note Purchase Agreement). Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

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This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Note Purchase Agreement. Any partial prepayment will be processed through DTC, in accordance with the Applicable Depositary Procedures, as Pro Rata Pass-Through Distribution of Principal.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

EPT 16 LLC

By:
Name:
Title:

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